As filed with the Securities and Exchange Commission on March 6, 2007.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ferro Corporation
(Exact name of registrant as specified in its charter)

Ohio	34-0217820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Lakeside Avenue, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

2006 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

James C. Bays
Corporate Vice President and General Counsel
Ferro Corporation
1000 Lakeside Avenue, Cleveland, Ohio 44114
(Name and address of agent for service)
(216) 641-8580
(Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Suzanne K. Hanselman
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114
(216) 621-0200

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share(2)	price(2)	registration fee
Common Stock, $1.00 par value	3,000,000 shares	$20.30	$60,900,000	$1,870

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the Registration Statement shall also cover any additional Class A Common Stock to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sale prices of Common Stock as reported on the New York Stock Exchange on March 1, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Ferro Corporation (the “Company”) are hereby incorporated by reference in this Registration Statement.
     1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
     2. The Company’s Current Reports on Form 8-K dated January 5, 2007, and February 23, 2007.
     3. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-8 (Registration No. 33-12397) filed on March 2, 1987.
     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     None.

Item 6. Indemnification of Directors and Officers
     Section 1701.13 of the Ohio Revised Code permits an Ohio corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct. [The Amended Code of Regulations of the Company provides that it shall indemnify its present and former directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, which are actually and reasonably incurred by the person because of his or her position with the Company in connection with any threatened, pending or completed action, suit or proceeding].
     Section 1701.13 of the ORC authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 1701.13.
     The Company maintains contracts insuring it, with certain exclusions, against any liability to directors and officers that it may incur. The Company insures its directors and officers against liability and expenses, with certain exclusions, including attorneys’ fees, which they may incur because of their position with the Company.
     Each director and executive officer of the Company is a party to an indemnification agreement with the Company. The agreement provides that the Company will indemnify, with certain limitations, such director or executive officer against certain expenses (including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement) in connection with any claim against such director or executive officer arising out of such person’s status as a director or executive officer of the Company.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits
     See Exhibit Index attached hereto and incorporated herein by reference.
Item 9. Undertakings
     (a) The Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio, on March 6, 2007.

FERRO CORPORATION
By:	/s/ James F. Kirsch
James F. Kirsch
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Ferro Corporation, hereby severally constitute and appoint James C. Bays our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Ferro Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of March 6, 2007.

Signature	Title

/s/ James F. Kirsch James F. Kirsch	Chairman of the Board, President and Chief Executive James F. Kirsch Officer (Principal Executive Officer)

/s/ Sallie B. Bailey Sallie B. Bailey	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Michael H. Bulkin Michael H. Bulkin	Director

/s/ Sandra Austin Crayton Sandra Austin Crayton	Director

/s/ Jennie S. Hwang Jennie S. Hwang	Director

/s/ William B. Lawrence William B. Lawrence	Director

Michael F. Mee	Director

/s/ Perry W. Premdas Perry W. Premdas	Director

/s/ William J. Sharp William J. Sharp	Director

/s/ Dennis W. Sullivan Dennis W. Sullivan	Director

/s/ Alberto Weisser Alberto Weisser	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Eleventh Amended and Restated Articles of Incorporation. (Reference is made to Exhibit 3(a) to Ferro Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (File No. 001-00584), which exhibit is herein incorporated by reference).

4.2	Certificate of Amendment to the Eleventh Amended Articles of Incorporation of Ferro Corporation filed December 29, 1994. (Reference is made to Exhibit 3(b) to Ferro Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (File No. 001-00584), which exhibit is herein incorporated by reference).

4.3	Certificate of Amendment to the Eleventh Amended Articles of Incorporation of Ferro Corporation filed June 23, 1998. (Reference is made to Exhibit 3(c) to Ferro Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (File No. 001-00584), which exhibit is herein incorporated by reference).

4.4	Amended Code of Regulations. (Reference is made to Exhibit 3(d) to Ferro Corporation’s Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (File No. 001-00584), which Exhibit is incorporated herein by reference).

10.1	Ferro Corporation 2006 Long-Term Incentive Plan (Reference is made to Exhibit 10.1 to Ferro Corporation’s Current Report on Form 8-K, filed November 8, 2006, which Exhibit is incorporated here by reference.)

5	Opinion of Baker & Hostetler LLP, counsel to the Company

23.1	Consent of Baker & Hostetler LLP (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included on the signature pages of this registration statement)